SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K

                              CURRENT REPORT
                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


             Date of Report (Date of earliest event reported):
                     March 1, 1996 (February 27, 1996)

                         TIAA REAL ESTATE ACCOUNT
          (Exact name of registrant as specified in its charter)


New York                     33-92990              Not Applicable
(State or other        (Commission File No.)       (IRS Employer
Jurisdiction of                                    Identification No.)
incorporation)

      c/o Teachers Insurance and Annuity
      Association of America
      730 Third Avenue
      New York, New York                                 10017-3206
      (Address of principal executive offices)           (Zip Code)

Registrant's telephone number, including area code (212) 490-9000



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ITEM 5.  OTHER EVENTS.

      The TIAA Real Estate Account has recently purchased an additional property for its portfolio. The property is described below.

Southbank Business Park - Phoenix, Arizona

           On February 27, 1996, the Real Estate Account purchased the fee interest (i.e., ownership of underlying land and all buildings and other improvements on the land) in a 122,609 square foot office/service building in Phoenix, Arizona, for a purchase price of approximately $10.05 million. The property is not subject to a mortgage.

           The building, completed in 1995, is located on approximately 9.9 acres of land with 638 parking spaces. It is currently 100% occupied by four tenants in the service industry, with rents averaging $8.77 per square foot. None of the leases expire until the year 2000, when leases on 65% of the space expire; those leases together represent total annual rent payments of approximately $684,907. Although the terms vary under each lease, most of the expenses for operating the property are either borne or reimbursed by the tenants.

           The building is located within the Southbank Business
Park adjacent to the Phoenix Airport and is easily accessible from either side of the Phoenix metropolitan area. Phoenix has experienced positive population and employment growth over the last 15 years. Over 29% of its employment base is comprised of employees in the service industry.



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                                SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             TIAA REAL ESTATE ACCOUNT

                             By:  TEACHERS INSURANCE AND ANNUITY
                                  ASSOCIATION OF AMERICA

Date: March 1, 1996          By:  /s/ Peter C. Clapman
                                  ________________________________
                                  Peter C. Clapman, Senior Vice
                                  President and Chief Counsel,
                                  Investments
                                  (Authorized Signatory)